Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Yarrow Bioscience, Inc. (the “Company”) of our report dated March 31, 2026, except for the effects of the exchange ratio discussed in Note 1, as to which the date is August 13, 2026, relating to the financial statements of the Company included in the Company’s Current Report on Form 8-K/A for the period from October 3, 2025 (inception) to December 31, 2025, filed with the Securities and Exchange Commission on August 13, 2026.

/s/ Baker Tilly US, LLP

Irvine, California

November 13, 2026